Exhibit 10.23.2

AMENDED AND RESTATED

SEPARATION AGREEMENT

AMENDED AND RESTATED SEPARATION AGREEMENT, dated as of February 19, 2009 (this “Agreement”), by and between Hawker Beechcraft Corporation, a Kansas corporation (the “Company”), and James E. Schuster (the “Executive,” together with the Company, the “Parties”).

WHEREAS, the Executive has been employed by the Company as Chief Executive Office and has served as a member of the board of directors of the Company (the “Board”) pursuant to that certain Employment Agreement dated as of March 26, 2007, between the Company and the Executive (the “Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as Chief Executive Officer for the period commencing on November 21, 2008, and ending on the earlier of (i) the date the Executive’s successor (other than an interim Chief Executive Officer) commences his or her employment with the Company and (ii) the date the Board determines that the Transition Period should terminate (the “Transition Period”);

WHEREAS, the Executive and the Company mutually agree that the Executive’s employment as Chief Executive Officer of the Company and his service as a member of the Board shall terminate effective as of the Separation Date (defined below); and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the Transition Period and with respect to the termination of the Executive’s employment on the Separation Date.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:

1.	Transition Period.

A.	Position and Duties. The Company and the Executive agree that, during the Transition Period, the Executive shall continue to be employed by, and serve as the Chief Executive Officer of the Company, and shall report directly to the Board. In such position, the Executive shall have the authorities customary for a chief executive officer of a company of similar size and nature as the Company, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign, including the duty to cooperate with the Board and senior management in connection with their search for the Executive’s successor and to facilitate a smooth transition of leadership. During the Transition Period, the Executive shall also continue to serve as a member of the Board, including his membership on the Board committees of which he is a member on the date hereof.

B.	Exclusivity. During the Transition Period, the Executive shall devote such portion of his business time and efforts as may be necessary to the performance of his duties as described above, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board.

C.	Compensation and Benefits. The Executive shall receive, as compensation for his services during the Transition Period, the following compensation and benefits:

(i)	Salary. A base salary at an annualized rate of $630,000, to be paid in accordance with regular payroll practices of the Company.

(ii)	Bonus. The Executive shall be eligible to receive an annual bonus up to a maximum of $630,000 for the full calendar year ending December 31, 2008, in accordance with the Company’s existing Management Incentive Plan (the “MIP”), payable at the same time as bonuses are paid to other senior executives participating in such plan and based on the existing performance criteria established for the plan and the Executive for 2008; provided, that, amounts determined to be payable to the Executive in accordance with the MIP shall be made to the Executive whether or not he is an executive and an employee on the date such payment is made. Following the 2008 year, the Executive will only be entitled to bonus compensation as the Board in its sole discretion, may award.

(iii)	MIP Opportunity. The Executive shall be eligible to receive the 30% of his 2008 MIP bonus that was not earned as a result of the Company’s failure to reach the required EBITDA level under the MIP for payout on achievement of his personal goals for 2008, up to the same percentage of target as was earned under the 70% portion of his 2008 MIP and under the MIP as applicable to all other executives, as part of the bonus compensation described in Section 1(C)(ii) above. This bonus, equal to the final 2008 MIP achievement percentage (35.1%) of 30% of the Executive’s target bonus amount for 2008, will be awarded at the discretion of the Board based on the Executive’s performance during, and will be paid at the end of, the Transition Period. This will be in addition to any other bonus compensation that may be awarded in connection with the Transition Period pursuant to Section 1(C)(ii).

(iv)	Benefits. The Executive, and his eligible dependents, shall continue to participate in the Company’s health and welfare benefits plans as an active employee during the Transition Period.

(v)	Reimbursement of Expenses. During the Transition Period, the Executive shall be entitled to reimbursement of reasonable business expenses incurred during the Transition Period upon presentation of such expenses to the Company and otherwise in accordance with the Company’s reimbursement policy.

D.	Vesting of Options. As of the date hereof, 40% of the option granted to the Executive pursuant to stock option agreement attached hereto as Exhibit A (the “Time Vested Option”) shall be or become vested (506,384.8 shares). As of the date hereof, 20% of the options granted to the Executive pursuant to stock option agreements attached hereto as Exhibit B and Exhibit C (the “Performance Vested Options”) shall be vested (142,420.7 shares with respect to Exhibit B, and 142,420.7 shares with respect to Exhibit C). The remaining 60% of the Time Vested Option and 80% of the Performance Vested Options shall terminate on the date hereof. The portions of the options that are vested as of the date hereof (the “Vested Options”) shall, remain outstanding and exercisable until December 31, 2011 and shall otherwise continue to be governed by the Option Agreements; provided, that, the extension of the exercise period until December 31, 2011 shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period. In the event that the Board, in its sole discretion, is not satisfied with the Executive’s performance during the Transition Period or the Executive does not remain employed by the Company until the end of the Transition Period, the Vested Options shall remain exercisable for ninety (90) days following the Separation Date. The Executive acknowledges and agrees that the Time Vested Option and the Performance Vested Options are the only stock options that have been granted to the Executive.

E.	Notice. The Executive shall be given at least five (5) business days’ notice of the end of the Transition Period.

2.	Separation Date. The Executive and the Company agree that the Executive’s employment as Chief Executive Officer of the Company shall terminate effective as of the earlier of (i) the close of business on the last day of the Transition Period and (ii) such earlier date on which the Executive voluntarily leaves the Company (the “Separation Date”). The Executive also agrees that, effective as of the Separation Date, the Executive shall resign from all positions he holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates, and shall be required to execute such writings as are required to effectuate the foregoing. The Executive understands and agrees that, from and after the Separation Date, he will no longer be authorized to act on behalf of the Company or any of its subsidiaries or to incur any expenses, obligations or liabilities on behalf of the Company or any subsidiary.

3.	Separation Benefits. In consideration of the obligations herein, the Company agrees to provide the Executive with the following severance payments and benefits:

A.	Severance Payment. The Company agrees to pay the Executive an amount equal to $321,068. This amount shall be paid pursuant to, and in full satisfaction of the Company’s obligations, under Sections 3.2(a) and 3.3 of the Employment Agreement, and shall be paid in twenty-four (24) equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date.

B.

Health and Welfare Benefits. The Company agrees to provide the Executive and his eligible dependents with the health and welfare benefits available to the Executive and his eligible dependents immediately prior to the Separation Date, on the same basis as active employees of the Company, until the earlier of (i) the first (1st) anniversary of the Separation Date and (ii) the Executive obtaining full-time employment, with COBRA benefits commencing after such period.

4.	Retention Program. The Company and the Executive agree that the Executive is not entitled to any further payments pursuant to the Hawker Beechcraft Corporation Retention Program, adopted on March 26, 2007, and that all of the Company’s obligations to the Executive with respect to such retention program have been satisfied.

5.	Restricted Stock. As of the date hereof, the Executive shall be or become vested in 257,149.8 shares of restricted stock. The Company and the Executive agree that the Company shall purchase from the Executive 75,000 of these shares of common stock of the Company, par value $0.01 (“Common Stock”) at a purchase price of $10 per share, with an aggregate purchase price of $750,000, such purchase to occur within thirty (30) days after the Separation Date; provided, that, such repurchase of Common Stock by the Company from the Executive shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period.

6.	Additional Payment. The Company may also pay the Executive an additional amount equal to $1,000,000 (the “Additional Payment”), which shall be paid in twenty-four (24) equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date; provided, that, payment of this Additional Payment to the Executive shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period.

7.	Release from Purchase Obligation. Pursuant to the Stock Purchase Agreement, dated as of March 26, 2007 between the Executive and the Company (the “Stock Purchase Agreement”), the Executive is required to purchase 124,934.4 shares of Common Stock at a purchase price of $10 per share, with an aggregate purchase price of $1,249,343.40 (the “Purchase Obligation”), on the Separation Date. The Company agrees to release the Executive from this Purchase Obligation and the Parties agree that the Stock Purchase Agreement shall terminate as of the Separation Date; provided, that, the Company shall not release the Executive from this purchase obligation unless (i) the Board is satisfied, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remains employed by the Company until the end of the Transition Period.

8.

Extension of Call Right. If the Board decides, in its discretion, that the Vested Options shall remain outstanding and exercisable until December 31, 2011, the call right (the “Call Right”) set forth in Section 6 of the Hawker Beechcraft, Inc. Amended and

Restated Shareholders Agreement, dated as of May 3, 2007 (the “Shareholders Agreement”), shall be extended until ninety (90) days after the exercise of the Vested Options. If the Board decides, in its discretion, that the Vested Options shall remain outstanding and exercisable only for ninety (90) days following the Separation Date, the Call Right shall be extended until one hundred twenty (120) days after the Separation Date.

9.	Raytheon Retention Letter. The Company understands that the Executive entered into a retention letter with Raytheon Company on July 27, 2006 (the “Retention Letter”), pursuant to which the Executive shall become entitled to receive an additional payment equal to $2,198,932 on the date hereof, with such payment to be paid in a lump sum within twenty (20) days following second anniversary of the Closing (as defined in the Stock Purchase Agreement, dated as of December 20, 2006, among the Company, Greenbulb Limited, Raytheon Company, Raytheon Aircraft Holdings, Inc. and Raytheon Aircraft Services Limited (the “Closing”)). The Company agrees that it will request that Raytheon Company wire to the Company any payment which the Executive is entitled to receive under the Retention Letter, and agrees to pay such amount to the Executive in accordance with the terms of the Retention Letter if the Company receives such payment from Raytheon Company.

10.	Conditions to Receipt of Payments Benefits. The effectiveness of this Agreement and the Company’s obligations hereunder shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of the Employment Agreement, and (ii) the non-revocation of the release attached hereto as Exhibit D (the “Release”), which shall be executed as of the date hereof. In the event the Executive revokes the Release within the seven (7) day period commencing on the date hereof, the Executive’s entitlement to all of the benefits provided hereunder, including those under Sections 1(C), 1(D), 3, 5, 6 and 7 shall terminate immediately, but the remainder of this Agreement shall continue in full force. In addition, a further condition to the Executive’s entitlement to the benefits provided in Sections 3, 5, 6, and 7 shall be the Executive’s re-execution, delivery and non-revocation of the Release on or after the Separation Date. In the event the Executive revokes the Release within the seven (7) day period commencing on the date the Release is re-executed, the Executive’s entitlement to all of the benefits provided under Sections 3, 6, 7 and 8 shall terminate immediately, but the remainder of this Agreement shall continue in full force.

11.	Return of Company Property. The Executive agrees to return to the Company all documents, files, and other property of any kind belonging to the Company not later than the Separation Date.

12.	Cooperation. Following the Separation Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters.

13.	Withholding Taxes. All amounts paid to the Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

14.	Miscellaneous.

A.	Arbitration. Each party irrevocably submits that all disputes arising out of or relating to this Agreement shall be resolved through the American Arbitration Association in New York, New York. It is further agreed that each party will bear its own costs in connection with such arbitration.

B.	Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets.

C.	Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 of the Employment Agreement, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 of the Employment Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

D.	Entire Agreement. From and after the date hereof, this Agreement shall replace and supersede the Employment Agreement, except that Sections 4, 6 and 8.1 of the Employment Agreement shall remain in effect. This Agreement, and Sections 4, 6 and 8.1 of the Employment Agreement, shall constitute the entire agreement between the Parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

E.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

F.	Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

G.	Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	c/o GS Capital Partners
85 Broad Street
New York, NY 10004
Attention: Sanjeev Mehra
Facsimile: 212-357-5505

and

c/o Onex Partners Advisor LP
161 Bay Street, 49th Floor
Toronto, ON M5J 2S1
Attention: Nigel Wright
Facsimile: 416-362-5765

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Christopher Ewan, Esq.
Facsimile: 212-859-4000

If to the Executive:	James E. Schuster, to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party hereto notice in the manner then set forth.

H.	General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Separation Agreement as of the date first written above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Vice President, General Counsel and Secretary

/s/ James E. Schuster
James E. Schuster